Exhibit 5.1

November 20, 2015

Model N, Inc.

1600 Seaport Boulevard, Suite 400

Pacific Shores Center – Building 6

Redwood City, California 94063

Re: Opinion of Counsel

I am General Counsel and Corporate Secretary of Model N, Inc., a Delaware corporation (the “Company”), and am rendering this opinion in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “ Commission”) on or about November 20, 2015 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,866,432 shares of the Company’s Common Stock, $0.00015 par value per share (the “Common Stock ”), subject to issuance by the Company of equity awards to be granted under the Company’s 2013 Equity Incentive Plan (the “EIP”) and shares of Common Stock under the Company’s 2013 Employee Stock Purchase Plan (the “ESPP” and together with the EIP, the “Plans”). In rendering this opinion, I have examined such matters of fact as I have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on March 25, 2013 (the “Restated Certificate”);

(2)	the Company’s Amended and Restated Bylaws, certified by me, as the Company’s Secretary, on March 25, 2013 (the “Bylaws ”);

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Plans and related forms of agreements under the Plans;

(5)	the prospectuses prepared in connection with the Plans (the “Prospectuses”);

(6)

the following minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders at which, or pursuant to which, the Restated Certificate and Bylaws were approved: (i) the minutes of a meeting of the Board held on February 27, 2013, at which resolutions were adopted by the Board adopting and approving the Restated Certificate and the Bylaws, and (ii) the Action by Written Consent of the stockholders of the Company, dated March 15, 2013, in which resolutions were adopted by the stockholders of the Company adopting and approving the Restated Certificate and the Bylaws;

(7)

the following minutes of meetings and actions by written consent of the Board and stockholders at which, or pursuant to which, the Board and stockholders of the Company adopted and approved the Plans: (i) the minutes of a meeting of the Board held on February 27, 2013, at which resolutions were adopted by the Board adopting and approving the Plans, and (ii) the Action by Written Consent of the stockholders of the Company, dated March 15, 2013, in which resolutions were adopted by the stockholders of the Company adopting and approving the Plans;

(8)	the stock records of the Company; and

(9)	a Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated November 16, 2015 (the “Certificate of Good Standing”).

In my examination of documents for purposes of this opinion, I have assumed, and express no opinion as to, the genuineness of all signatures, except for my own, on original documents, the authenticity and completeness of all documents submitted to me as originals, the conformity to originals and completeness of all documents submitted to me as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by me and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

As to matters of fact relevant to this opinion, I have relied solely upon my examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of and advisers to the Company to me. I have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

I render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

With respect to my opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, I have relied upon the Certificate of Good Standing.

Based upon the foregoing, it is my opinion that:

(1)	The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2)

The 1,866,432 shares of Common Stock that may be issued by the Company pursuant to equity awards to be granted under the Plans, when issued, sold and delivered in accordance with the applicable Plans and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on my understanding of facts in existence as of such date after the aforementioned examination. I assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to my attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Errol Hunter

Errol Hunter
Vice President, General Counsel and Corporate Secretary